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                                  Exhibit 23.1



                        Consent of Independent Auditors
                        -------------------------------



The Board of Directors and Shareholders of
 TranSwitch Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of TranSwitch Corporation of our report dated January 21, 1999, except for
Note 12, which is as of February 12, 1999, relating to the consolidated balance sheets of TranSwitch Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and on the related financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of TranSwitch Corporation.

                                    KPMG LLP



Stamford, Connecticut
July 19, 1999